Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:
Jordan Kohnstam
Westwicke Partners
443.450.4189

jordan.kohnstam@westwicke.com

August 12, 2014

Esperion Therapeutics Provides ETC-1002 Development Program Update;
Reports Second Quarter 2014 Financial Results

Conference Call and Webcast on Tuesday, August 12, 2014 at 4:30 p.m. Eastern Time

Ann Arbor, Mich., —(BUSINESS WIRE)— Esperion Therapeutics, Inc. (NASDAQ: ESPR) a clinical-stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers, today provided ETC-1002 development program updates and financial results for the second quarter ended June 30, 2014.

“Top-line results are expected in early October from our Phase 2b ETC-1002-008 clinical trial in statin intolerant patients. Results from our 2-year carcinogenicity studies are anticipated late in the fourth quarter, while top-line results from two additional Phase 2 studies are expected in the first half of 2015,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We believe that ETC-1002 is the right drug in development for the treatment of patients with hypercholesterolemia and a history of statin intolerance.  This is a patient population that is increasingly recognized as deserving of more effective oral therapy options.”

Second Quarter Development Program Highlights

•                  In May, we completed enrollment in the Phase 2b ETC-1002-008 study in 349 patients with hypercholesterolemia with or without statin intolerance. The randomized, double-blind, parallel-group, multicenter study is evaluating parallel doses of ETC-1002 over 12 weeks as monotherapy or in combination with ezetimibe.

•                  Advanced patient enrollment in the Phase 2b ETC-1002-009 study in 132 patients with hypercholesterolemia already taking a statin and who are not yet at their LDL-cholesterol goal. The randomized, double-blind, parallel-group, multicenter study is evaluating parallel doses of ETC-1002 added-on to statin therapy over 12 weeks..

•                  In July, we initiated enrollment in the Phase 2 ETC-1002-014 study in 144 patients with hypercholesterolemia and hypertension. The randomized, double-blind, parallel group, multicenter study is evaluating 180 mg of ETC-1002 as monotherapy compared with placebo for six weeks.

•                  The Company held its inaugural analyst and investor day event on July 29th in New York City.

Upcoming Milestones

•                  In early October, report top-line results from the Phase 2b ETC-1002-008 clinical study.

•                  In December 2014, results from the two-year carcinogenicity studies will be submitted to FDA.

•                  In the first quarter of 2015, report top-line results from the Phase 2b ETC-1002-009 clinical study.

•                  In the second quarter of 2015, report top-line results from the Phase 2 ETC-1002-014 clinical study.

2014 Second Quarter Financial Results

As of June 30 2014, cash, cash equivalents and investment securities totaled $66.8 million compared with $77.6 million at Dec. 31, 2013.

Research and development expenses were $6.5 million for the second quarter of 2014 and $11.9 million for the six months ended June 30, 2014, compared with $3.1 million and $5.2 million for the comparable periods in 2013. The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through Phase 2 development.

General and administrative expenses were $2.7 million for the second quarter of 2014 and $5.2 million for the six months ended June 30, 2014, compared with $1.2 million and $2.4 million for the comparable periods in 2013. The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount including increased stock-based compensation expense and other costs to support Esperion’s growth.

Net loss was $9.2 million for the second quarter of 2014 and $17.1 million for the six months ended June 30, 2014, compared with a net loss of $6.9 million and $11.2 million for the comparable periods in 2013.

Esperion had approximately 15.4 million shares of common stock and $5.0 million of debt outstanding as of June 30, 2014.

2014 Financial Outlook

Esperion continues to expect that full-year 2014 net cash used in operating activities will be approximately $37 to $40 million and its cash and cash equivalents and investment securities will be approximately $42 to $45 million at Dec. 31, 2014. The Company continues to believe that existing cash resources will fund the Company into early 2016.

Conference Call and Webcast Information

Esperion’s management will conduct a conference call to discuss Esperion’s financial and operational results for the second quarter June 30, 2014 and other matters related to its future operations and performance. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 76041931. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at www.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two pre-clinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule designed to lower LDL-cholesterol levels and avoid the side effects associated with therapies currently available for lowering LDL-cholesterol. ETC-1002 is being developed primarily for patients with hypercholesterolemia and a history of statin intolerance. Phase 2b clinical trials for ETC-1002 are currently underway and build upon the successful and comprehensive Phase 1 and Phase 2a programs. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of ETC-1002, the anticipated timing for reporting top-line results from Esperion’s ongoing studies, including ETC-1002-008, ETC-1002-009 and ETC-1002-014 and for submitting results from its two-year nonclinical carcinogenicity studies to the FDA, and Esperion’s projections for net cash used in operating activities for 2014, cash and cash equivalents and investment securities at December 31, 2014 and availability of cash resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)

Cash and cash equivalents	$47,944	$56,537
Working capital	55,863	56,417
Investments	18,841	21,063
Total assets	69,287	78,294
Total debt	4,922	—
Common stock	15	15
Accumulated deficit	(85,175)	(68,063)
Total stockholders’ equity	58,909	74,091

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating expenses:
Research and development	$6,528	$3,100	$11,928	$5,193
General and administrative	2,726	1,172	5,216	2,423
Total operating expenses	9,254	4,272	17,144	7,616
Loss from operations	(9,254)	(4,272)	(17,144)	(7,616)

Interest expense	(1)	(108)	(1)	(936)
Change in fair value of warrant liability	—	(2,545)	—	(2,587)
Other income (expense), net	17	4	33	(21)
Net loss	$(9,238)	$(6,921)	$(17,112)	$(11,160)
Net loss per common share (basic and diluted)	$(0.60)	$(19.82)	$(1.11)	$(32.09)
Weighted average shares outstanding (basic and diluted)	15,399,018	349,170	15,385,009	347,831